CONFIRMING STATEMENT

This Statement confirms that the undersigned, Jeffrey P. Hank,

has authorized and designated Tyler Cozzens, Christina Hall

or Laura Fennell to execute and file on the undersigned's behalf all Forms ID, 3, 4 and 5 (including any amendment thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's

ownership of or transactions in securities of Intuit Inc.  The authority of Tyler Cozzens, Christina Hall or Laura Fennell under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Intuit Inc., unless earlier revoked in writing.  The undersigned acknowledges that

Tyler Cozzens, Christina Hall or Laura Fennell are not assuming any of the undersigned's responsibilities to comply with Section

16 of the Securities Exchange Act of 1934.

/s/ JEFFREY P. HANK

Jeffrey P. Hank

Dated: July 31, 2006